Tuesday, October 24, 2006

News Release

SOURCE: Nord Resources Corporation

Nord Resources Clarifies Merger Consideration to be Paid to Nord Stockholders.

TUCSON, Arizona, October 24, 2006 – Nord Resources Corporation (“Nord Resources”) is issuing this news release in order to clarify the merger consideration that the stockholders of Nord Resources will receive in the proposed merger transaction with Platinum Diversified Mining, Inc. (“Platinum”) that was announced yesterday.

          Upon completion of the merger, stockholders of Nord will receive:

  a cash amount based on the aggregate merger consideration to be paid Platinum net of a holdback of $3,000,000. This cash amount is referred to as the “per share merger consideration”. Nord Resources estimates that the per share merger consideration will equal $1.20 per share. Payment of the per share merger consideration will be made upon consummation of the merger; and

  a contingent right to receive a pro rata share of the amount remaining, if any, of the $3,000,000 holdback amount after the expiry of a six month holdback period, which is referred to as the “per share net holdback consideration”. Nord Resources estimates that the per share net holdback consideration will equal $0.07 per share, prior to deduction of fees and expenses associated with the escrow arrangement for the holdback, if there are no claims for damages made against the holdback amount. Payment of the per share net holdback consideration will be made upon expiry of the holdback or upon resolution of all claims for damages, if there are any claims for damages outstanding when the holdback period expires.

          Accordingly, stockholders of Nord Resources will receive an aggregate of $1.27 per share, prior to deduction of fees and expenses associated with the escrow arrangement for the holdback, if there are no claims for damages made during the holdback period.

          The foregoing description of the Merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement. Nord Resources plans to file a copy of the merger agreement as an exhibit to the Current Report on Form 8-K to be filed by Nord Resources with the SEC in connection with execution of the merger agreement.

For information contact:

John Perry, Senior Vice President, Chief Financial Officer, Secretary and Treasurer (520) 292-0266

Website: www.nordresources.com

Forward-Looking Statement Disclaimer

          This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release are based on current estimates and actual results may differ materially due to risks associated with the fact that the consummation of the transaction is subject to numerous closing conditions, including, among others, (i) the approval of the transaction by Nord Resources’ stockholders, (ii) approval of the transaction by Platinum’s shareholders, (iii) the absence of a material adverse effect in Nord Resources’ business or operations, as described in the merger agreement; (iv) the risk that the transaction may not be consummated if the conditions to closing are not satisfied or waived; (v) the risk that Platinum has certain termination rights in the definitive merger agreement including as a result of a material adverse effect in Nord Resources’ business or operations; (vi) other risks set forth in Nord Resources’ most recent Form 10-KSB, Form 10-QSB and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. Nord Resources assumes no obligation to update the forward-looking statements.

Important Additional Information will be Filed with the SEC

          Nord Resources has agreed to file a proxy statement in connection with the proposed Merger, which will be mailed to Nord Resources stockholders. Investors and Nord Resources’ stockholders are urged to read carefully the proxy statement and other relevant materials when they become available because they will contain important information about the Merger. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed by Nord Resources with the SEC through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Nord Resources by contacting Nord Resources directly at 1 West Wetmore Road, Suite 203, Tucson, Arizona 85705, Attention: John Perry, Senior Vice President, Chief Financial Officer, Secretary and Treasurer.

          Nord Resources and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. A description of any interests that Nord Resources’ officers and directors have in the Merger will be available in the proxy statement. Information regarding certain of these persons and their beneficial ownership of Nord Resources common stock as of July 15, 2006 is also set forth in the Schedule 14A filed by Nord Resources on September 14, 2006 with the SEC with respect to Nord Resources’ 2006 annual stockholders meeting. These documents are available free of charge at the SEC’s web site at www.sec.gov or by contacting Nord Resources directly at 1 West Wetmore Road, Suite 203, Tucson, Arizona 85705, Attention: John Perry, Senior Vice President, Chief Financial Officer, Secretary and Treasurer.